Plexus Announces Fiscal Third Quarter 2019 Financial Results

•	Record quarterly revenue of $800 million during the fiscal third quarter of 2019

•	GAAP diluted EPS of $0.81

•	Initiates fiscal fourth quarter 2019 revenue guidance of $760 to $800 million with GAAP diluted EPS of $0.81 to $0.91, excluding any non-recurring charges

NEENAH, WI – July 17, 2019 - Plexus (NASDAQ: PLXS) today announced financial results for its fiscal third quarter ended June 29, 2019, and guidance for its fiscal fourth quarter ending September 28, 2019.

	Three Months Ended
	Jun 29, 2019	Jun 29, 2019	Sept 28, 2019
	Q3F19 Results	Q3F19 Guidance	Q4F19 Guidance
Summary GAAP Items
Revenue (in millions)	$800	$760 to $800	$760 to $800
Operating margin	4.3%	4.3% to 4.7%	4.5% to 4.9%
Diluted EPS (1)	$0.81	$0.76 to $0.86	$0.81 to $0.91

Summary Non-GAAP Items (2)
Return on invested capital (ROIC)	12.9%
Economic return	3.9%

(1)	Includes stock-based compensation expense of $0.18 for Q3F19 results, $0.17 for Q3F19 guidance and $0.18 for Q4F19 guidance. Q4F19 guidance excludes any non-recurring charges.
(2)	Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures and a reconciliation to GAAP.
Fiscal Third Quarter 2019 Information

•	Won 23 manufacturing programs during the quarter representing $227 million in annualized revenue when fully ramped into production

•	Trailing four quarter manufacturing wins total $938 million in annualized revenue when fully ramped into production

•	Purchased $44.4 million of our shares at an average price of $56.61 per share under our existing share repurchase program

Todd Kelsey, President and CEO, commented, “We achieved record revenue of $800 million in the fiscal third quarter, a 10% increase from the comparable quarter last year. We delivered revenue at the high end of our guidance range through successful program ramps and healthy demand in our differentiated end markets. GAAP EPS of $0.81 was in line with our expectations and met the midpoint of our guidance range.”

Patrick Jermain, Executive Vice President and CFO, commented, “During the fiscal third quarter, we continued to execute our capital allocation strategy by repatriating approximately $37 million of offshore cash. Since the enactment of U.S. tax reform in our last fiscal year, we have brought back over $500 million. We repurchased approximately $44 million of our shares during the fiscal third quarter, which was primarily funded with repatriated cash.”

Mr. Jermain continued, “On May 15, 2019, we refinanced our credit facility to take advantage of favorable pricing and improve our financial covenants. In addition, the maximum commitment under the credit facility was expanded to $350 million, with the potential to increase it by an additional $250 million. The maturity of the credit facility was extended to May 2024. The amended facility provides us with additional borrowing capacity and flexibility in anticipation of future growth.”

Mr. Kelsey continued, “Looking ahead to the fiscal fourth quarter, I am encouraged by the anticipated performance of our sectors that feature highly complex products and demanding regulatory environments. We expect new program ramps and stable end markets within these sectors to soften the impact of a meaningful demand reduction in the Communications sector. Therefore, we are guiding fiscal fourth quarter revenue in the range of $760 to $800 million, which is consistent with the range we provided for our fiscal third quarter guidance. We expect continued improvement in operating performance and, as a result, we are guiding GAAP EPS in the range of $0.81 to $0.91. This excludes any non-recurring charges as a result of addressing revenue declines in our Communications sector.”

Mr. Kelsey concluded, “Looking forward to fiscal 2020, we expect another year of revenue growth as we continue to deliver meaningful wins performance and ramp new programs in our differentiated markets of Healthcare/Life Sciences, Aerospace/Defense and Industrial/Commercial. In addition, I am pleased with the readiness of our state of the art facilities in which we invested during fiscal 2019, as well as the progress of our productivity initiatives. We anticipate a combination of these efforts will result in operating margin expansion and EPS leverage during fiscal 2020.”

Quarterly Comparison	Three Months Ended
	Jun 29, 2019	Mar 30, 2019	Jun 30, 2018
(in thousands, except EPS)	Q3F19	Q2F19	Q3F18
Revenue	$799,644	$789,051	$726,385
Gross profit	71,030	70,636	67,821
Operating income	34,403	33,174	32,446
Net income	24,801	24,758	26,501
Diluted earnings per share	$0.81	$0.79	$0.79

Gross margin	8.9%	9.0%	9.3%
Operating margin	4.3%	4.2%	4.5%

ROIC (1)	12.9%	13.3%	15.9%
Economic return (1)	3.9%	4.3%	6.4%

(1) Refer to Non-GAAP Supplemental Information in Tables 1 and 2 for non-GAAP financial measures discussed and/or disclosed in this release, such as adjusted net income, adjusted diluted EPS, ROIC and Economic Return, and a reconciliation of these measures to GAAP.

Business Segment and Market Sector Revenue
The Company measures operational performance and allocates resources on a geographic segment basis. Plexus also reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s global market sector focused business development strategy. Top 10 customers comprised 54% of revenue during the fiscal third quarter, down two percentage points from the fiscal second quarter of 2019.

Business Segments ($ in millions)	Three Months Ended
	Jun 29, 2019 Q3F19	Mar 30, 2019 Q2F19	Jun 30, 2018 Q3F18
Americas	$367	$364	$298
Asia-Pacific	385	378	384
Europe, Middle East, and Africa	81	76	74
Elimination of inter-segment sales	(33)	(29)	(30)
Total Revenue	$800	$789	$726

Market Sectors ($ in millions)	Three Months Ended
	Jun 29, 2019 Q3F19		Mar 30, 2019 Q2F19		Jun 30, 2018 Q3F18
Healthcare/Life Sciences	$309	39%	$300	38%	$266	37%
Industrial/Commercial	248	31%	250	32%	225	31%
Aerospace/Defense	151	19%	140	18%	115	16%
Communications	92	11%	99	12%	120	16%
Total Revenue	$800		$789		$726

Non-GAAP Supplemental Information
Plexus provides non-GAAP supplemental information, such as ROIC, Economic Return, and free cash flow, because such measures are used for internal management goals and decision making, and because they provide management and investors additional insight into financial performance. In addition, management uses these and other non-GAAP measures, such as adjusted net income and adjusted diluted EPS, to provide a better understanding of core performance for purposes of period-to-period comparisons. Plexus believes that these measures are also useful to investors because they provide further insight by eliminating the effect of items, such as the continuing transitional effects of the U.S. Tax Cuts & Jobs Act (“U.S. Tax Reform”) and the one-time, non-executive employee bonus paid in the second quarter of fiscal 2018, which are not reflective of continuing operations. For a full reconciliation of non-GAAP measures to comparable GAAP measures, please refer to the attached Non-GAAP Supplemental Information Tables.

ROIC and Economic Return
ROIC for the fiscal third quarter was 12.9%. The Company defines ROIC for the fiscal third quarter as tax-effected annualized adjusted operating income divided by average invested capital over a four-quarter period. Invested capital is defined as equity plus debt, less cash and cash equivalents. The Company’s weighted average cost of capital for fiscal 2019 is 9.0%. ROIC for the fiscal third quarter less the Company’s weighted average cost of capital resulted in an economic return of 3.9%.

Free Cash Flow Calculation
The Company defines free cash flow as cash flows provided by operations less capital expenditures. For the three months ended June 29, 2019, cash flows provided by operations were $41.5 million, less capital expenditures of $20.0 million, resulting in positive free cash flow of $21.5 million. For the nine months ended June 29, 2019, cash flows provided by operations was $7.0 million, less capital expenditures of $74.6 million, resulting in negative free cash flow of $67.6 million.

Cash Cycle Days	Three Months Ended
	Jun 29, 2019 Q3F19	Mar 30, 2019 Q2F19	Jun 30, 2018 Q3F18
Days in Accounts Receivable	52	51	48
Days in Contract Assets (1)	12	10	-
Days in Inventory (1)	95	102	105
Days in Accounts Payable	(54)	(61)	(66)
Days in Cash Deposits	(16)	(16)	(14)
Annualized Cash Cycle (1)	89	86	73

(1) The Company calculates cash cycle as the sum of days in accounts receivable, contract assets and days in inventory, less days in accounts payable and days in cash deposits. On September 30, 2018, the Company adopted Accounting Standards Update No. 2014-09 (“ASU 2014-09”), Revenue Recognition (Topic 606).  For the three months ended June 29, 2019 and March 30, 2019, cash cycle days include contract assets and an associated reduction in inventory. As the guidance was adopted using a modified retrospective approach, no impact to prior periods was required to be recognized.

Conference Call and Webcast Information

What:	Plexus Fiscal 2019 Q3 Earnings Conference Call and Webcast
When:	Thursday, July 18, 2019 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, https://plexus.gcs-web.com/events-and-presentations/upcoming-events, where a slide presentation reviewing fiscal third quarter 2019 results will also be made available ahead of the conference call.

Conference call at +1.800.708.4540 with passcode: 48751712

Replay:	The webcast will be archived on the Plexus website and available via telephone replay at +1.888.843.7419 or +1.630.652.3042 with passcode: 48751712

Investor and Media Contact
Heather Beresford
+1.920.751.3612
heather.beresford@plexus.com

About Plexus – The Product Realization Company
Since 1979, Plexus has been partnering with companies to create the products that build a better world. We are a team of over 19,000 individuals who are dedicated to providing global Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing, and Aftermarket Services. Plexus is a global leader that specializes in serving customers in industries with highly complex products and demanding regulatory environments. Plexus delivers customer service excellence to leading global companies by providing innovative, comprehensive solutions throughout the product’s lifecycle. For more information about Plexus, visit our website at www.plexus.com.

Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of shortages and delays in obtaining components as a result of economic cycles, natural disasters or otherwise; the effects of tariffs and other trade protection measures; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; the effects of start-up costs of new programs and facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix, low volumes and demanding quality, regulatory, and other requirements; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; risks related to information technology systems and data security; the effects of U.S. Tax Reform and of related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions, and tax matters in the United States and in the other countries in which we do business (including as a result of the United Kingdom’s pending exit from the European Union); the potential effect of other world or local events or other events outside our control (such as changes in energy prices, terrorism and weather events); the impact of increased competition; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings (particularly in "Risk Factors" in our fiscal 2018 Form 10-K).

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Jun 29,	Jun 30,	Jun 29,	Jun 30,
	2019	2018	2019	2018
Net sales	$799,644	$726,385	$2,354,239	$2,102,330
Cost of sales	728,614	658,564	2,140,190	1,918,034
Gross profit	71,030	67,821	214,049	184,296
Selling and administrative expenses	36,627	35,375	109,521	102,978
Operating income	34,403	32,446	104,528	81,318
Other income (expense):
Interest expense	(3,711)	(2,910)	(9,105)	(10,182)
Interest income	445	1,068	1,410	4,049
Miscellaneous, net	(1,419)	(1,052)	(4,304)	(1,875)
Income before income taxes	29,718	29,552	92,529	73,310
Income tax expense	4,917	3,051	20,744	133,012
Net income (loss)	$24,801	$26,501	$71,785	$(59,702)
Earnings (loss) per share:
Basic	$0.83	$0.81	$2.34	$(1.79)
Diluted	$0.81	$0.79	$2.28	$(1.79)
Weighted average shares outstanding:
Basic	29,912	32,796	30,637	33,300
Diluted	30,635	33,651	31,420	33,300

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	Jun 29,	Sept 29,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$198,395	$297,269
Restricted cash	7,004	417
Accounts receivable	459,311	394,827
Contract assets	105,201	—
Inventories	757,206	794,346
Prepaid expenses and other	30,584	30,302
Total current assets	1,557,701	1,517,161
Property, plant and equipment, net	381,351	341,306
Deferred income taxes	10,827	10,825
Intangible assets	7,214	8,239
Other	59,138	55,111
Total non-current assets	458,530	415,481
Total assets	$2,016,231	$1,932,642

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$138,976	$5,532
Accounts payable	430,586	506,322
Customer deposits	130,626	90,782
Accrued salaries and wages	68,016	66,874
Other accrued liabilities	107,432	68,163
Total current liabilities	875,636	737,673
Long-term debt and capital lease obligations, net of current portion	187,581	183,085
Accrued income taxes payable	58,296	56,130
Deferred income taxes	14,829	14,376
Other liabilities	19,098	20,235
Total non-current liabilities	279,804	273,826
Total liabilities	1,155,440	1,011,499
Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
52,862 and 52,567 shares issued, respectively,
and 29,487 and 31,838 shares outstanding, respectively	529	526
Additional paid-in-capital	592,316	581,488
Common stock held in treasury, at cost, 23,375 and 20,729, respectively	(861,842)	(711,138)
Retained earnings	1,141,846	1,062,246
Accumulated other comprehensive loss	(12,058)	(11,979)
Total shareholders’ equity	860,791	921,143
Total liabilities and shareholders’ equity	$2,016,231	$1,932,642

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 1
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	Jun 29,	Mar 30,	June 30,	June 29,	June 30,
	2019	2019	2018	2019	2018
Gross profit, as reported	$71,030	$70,636	$67,821	$214,049	$184,296
Gross margin, as reported	8.9%	9.0%	9.3%	9.1%	8.8%

Non-GAAP adjustments:
One-time employee bonus (1)	—	—	—	—	12,590
Adjusted gross profit	$71,030	$70,636	$67,821	$214,049	$196,886
Adjusted gross margin	8.9%	9.0%	9.3%	9.1%	9.4%

Operating income, as reported	34,403	33,174	32,446	104,528	81,318
Operating margin, as reported	4.3%	4.2%	4.5%	4.4%	3.9%

Non-GAAP adjustments:
One-time employee bonus (1)	—	—	—	—	13,512
Adjusted operating income	$34,403	$33,174	$32,446	$104,528	$94,830
Adjusted operating margin	4.3%	4.2%	4.5%	4.4%	4.5%

Net income (loss), as reported	$24,801	$24,758	$26,501	$71,785	$(59,702)

Non-GAAP adjustments:
One-time employee bonus, net of tax (1)	—	—	—	—	13,176
Non-recurring tax impacts (2)	—	—	—	7,035	124,512
Adjusted net income	$24,801	$24,758	$26,501	$78,820	$77,986

Diluted weighted average shares outstanding, as reported	30,635	31,385	33,651	31,420	33,300
Diluted weighted average shares outstanding, as adjusted (3)	30,635	31,385	33,651	31,420	34,242

Diluted earnings (loss) per share, as reported	$0.81	$0.79	$0.79	$2.28	$(1.79)

Non-GAAP per share adjustments:
One-time employee bonus, net of tax (1)	—	—	—	—	0.38
Impact of dilutive shares excluded from GAAP results due to the net loss position (3)	—	—	—	—	0.05
Non-recurring tax impacts (2)	—	—	—	0.23	3.64
Adjusted diluted earnings per share	$0.81	$0.79	$0.79	$2.51	$2.28

(1)
During the nine months ended June 30, 2018, a $13.5 million one-time, non-executive employee bonus was paid; of this amount, $12.6 million was recorded in cost of sales and $0.9 million was recorded in selling and administrative expenses in the accompanying Condensed Consolidated Statements of Operations.

(2)
During the three months ended December 29, 2018, non-recurring tax expense of $7.0 million was recorded in accordance with new regulations issued in November 2018 under U.S. Tax Reform. These regulations impacted the treatment of foreign taxes paid.
During the nine months ended June 30, 2018, $124.5 million of tax expense was recorded as a result of the enactment of U.S. Tax Reform. The results for the nine months ended June 30, 2018, were not impacted by U.S. Tax Reform as the provisional amounts recorded in the three months ended December 30, 2017, remained unchanged at that time.

(3)
For the nine months ended June 30, 2018, the total weighted average number of potentially-dilutive securities was 0.9 million. However, these securities were not included in the computation of GAAP diluted net loss per share since to do so would have decreased the loss per share. No shares were excluded in any of the other reported periods.

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 2
(in thousands)
(unaudited)

ROIC and Economic Return Calculations	Nine Months Ended		Six Months Ended		Nine Months Ended
	Jun 29,		Mar 30,		Jun 30,
	2019		2019		2018
Operating income, as reported		$104,528		$70,125		$81,318
One-time employee bonus	+	—	+	—	+	13,512
Adjusted operating income		$104,528		$70,125		$94,830
	÷	3	÷		÷	3
		34,843				31,610
	x	4	x	2	x	4

Adjusted annualized operating income		$139,372		$140,250		$126,440
Adjusted effective tax rate	x	15%	x	15%	x	10%
Tax impact		20,906		21,038		12,644
Adjusted operating income (tax effected)		$118,466		$119,212		$113,796

Average invested capital	÷	$921,435	÷	$898,929	÷	$716,374

ROIC		12.9%		13.3%		15.9%
Weighted average cost of capital	-	9.0%	-	9.0%	-	9.5%
Economic return		3.9%		4.3%		6.4%

	Three Months Ended
Average Invested Capital	Jun 29,	Mar 30,	Dec 29,	Sept 29,
Calculations	2019	2019	2018	2018
Equity	$860,791	$875,444	$905,163	$921,143
Plus:
Debt - current	138,976	93,197	8,633	5,532
Debt - long-term	187,581	187,120	187,567	183,085
Less:
Cash and cash equivalents	(198,395)	(184,028)	(188,799)	(297,269)
	$988,953	$971,733	$912,564	$812,491

	Three Months Ended
Average Invested Capital	Jun 30,	Mar 31,	Dec 30,	Sept 30,
Calculations	2018	2018	2017	2017
Equity	$882,360	$920,503	$933,849	$1,025,939
Plus:
Debt - current	6,365	180,772	179,881	286,934
Debt - long-term	180,204	27,217	26,047	26,173
Less:
Cash and cash equivalents	(332,723)	(402,470)	(506,694)	(568,860)
	$736,206	$726,022	$633,083	$770,186